Exhibit 10.2

Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information the Company customarily and actually treats as private or confidential. Redacted information is indicated by [***].

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is entered into as of November 5, 2026 (the “Effective Date”), by and between (i) Ryan & Associates LLP, a North Carolina limited liability partnership (“Management Services Provider”), (ii) Ryan, James, Wiles, Patel & Olsen LLP, a North Carolina limited liability partnership (“Professional Entity”), wholly-owned by Ryan, James, Wiles, Patel & Olsen, D.D.S., PLLC, a North Carolina professional limited liability company, which is owned by Anuj James, D.D.S., an individual licensed to practice dentistry in the State of North Carolina (“Dr. James”), (iv) Jordan L. Olsen, D.D.S., an individual licensed to practice dentistry in the State of North Carolina (“Dr. Olsen”), (v) Mit B. Patel, D.D.S., an individual licensed to practice dentistry in the State of North Carolina (“Dr. Patel”), (vi) Bradley C. Ryan, D.D.S., an individual licensed to practice dentistry in the State of North Carolina (“Dr. Ryan”), and (vii) Grant D. Wiles, D.D.S., an individual licensed to practice dentistry in the State of North Carolina (“Dr. Wiles” and, collectively with Dr. James, Dr. Olsen, Dr. Patel and Dr. Ryan, the “Owners” and each, an “Owner”).

PREMISES:

WHEREAS, Professional Entity provides Clinical Dental Care to the general public in the State of North Carolina through its Licensed Providers;

WHEREAS, Management Services Provider provides Business Support Services to dental practices;

WHEREAS, Professional Entity desires to engage Management Services Provider to provide it Business Support Services; and

WHEREAS, Management Services Provider is ready, willing and able to provide certain Business Support Services to the Professional Entity in connection with business aspects of its Dental Practice.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Professional Entity hereby agrees to purchase the Business Support Services herein described, and Management Services Provider agrees to provide such services on the terms and conditions provided in this Agreement.

ARTICLE 1
DEFINITIONS

1.1              “Affiliate” of an entity means (a) any person or entity directly or indirectly controlled by such entity, (b) any person or entity directly or indirectly controlling such entity, (c) any subsidiary of such entity if the entity has a fifty percent (50%) or greater ownership interest in the subsidiary, or (d) such entity’s parent corporation if the parent has a fifty percent (50%) or greater ownership interest in the entity.

1.2              “Business Support Services” shall mean the services provided by the Management Services Provider to the Professional Entity pursuant to the terms of this Agreement, including those identified in Article 3 of this Agreement.

1.3              “Clinical Dental Care” shall refer to any activity as described in North Carolina General Statutes Sec. 90-29(b)(1) through (10).

1.4              “Dental Board” shall mean the North Carolina State Board of Dental Examiners, an agency of the State of North Carolina.

1.5              “Dental Laws” shall mean all laws, rules and regulations governing the Practice of Dentistry, including but not limited to Articles 2, 2A and 16 of the North Carolina General Statutes and Subchapters 16A-16Z of Title 21 of the North Carolina Administrative Code.

1.6              “Dental Practice” shall mean the enterprise exclusively owned by the Professional Entity where Clinical Dental Care is performed, including the Facilities and any satellite locations utilized by the Professional Entity.

1.7              “Dentist Employees” shall mean individuals who are employees of Professional Entity or are otherwise under contract with the Professional Entity to engage in the Practice of Dentistry and are duly licensed by the State of North Carolina to engage in the Practice of Dentistry.

1.8              “Facilities” shall mean the professional office or offices utilized by Professional Entity for the provision of Clinical Dental Care.

1.9              “Licensed Provider” shall mean each individual licensed or required to be licensed by the Dental Board, including Dentist Employees and dental hygienists.

1.10          “Owner Dentist” shall mean each dentist who provides services to the Professional Entity’s patients and who owns, directly or indirectly, any other equity interests in the Professional Entity.

1.11          “Practice of Dentistry” shall mean any activity as described in North Carolina General Statutes Sec. 90-29(b)(1) through (13).

1.12          “Services Fee” shall mean all fees payable to Management Services Provider pursuant to its arrangement with Professional Entity or its Owners.

ARTICLE 2
RELATIONSHIP OF THE PARTIES

2.1              Engagement to Provide Business Support Services. Professional Entity hereby engages Management Services Provider to provide Business Support Services, and Management Services Provider hereby agrees to provide Business Support Services subject to all terms, conditions and provisions of this Agreement. Consistent with the provisions of this Agreement and the Dental Laws, Professional Entity gives Management Services Provider the necessary authority to provide Business Support Services for the Professional Entity.

2.2              Professional Entity and Owners’ Control and Authority. Notwithstanding Section 2.1 and other provisions of this Agreement, as between the Management Services Provider and the Professional Entity, the Professional Entity through its Owners and/or Dentist Employees, shall retain the control and authority:

(a)               to direct the dental, clinical, professional and ethical aspects of the Dental Practice. Management Services Provider shall neither exercise control over nor interfere with dentist-patient relationships, which shall be maintained strictly between Owners and Dentist Employees of Professional Entity and their patients. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical and professional relationship between the Owners and Dentist Employees and their patients;

(b)               to manage all aspects of the Dental Practice, including all Business Support Services provided by Management Services Provider. Nothing in this Agreement is intended to transfer such control and authority from Professional Entity to Management Services Provider;

(c)               over all personnel working in or for the Dental Practice and shall take reasonable measures to ensure that all personnel conform their conduct to all Dental Laws and applicable standards of practice. This control, authority and responsibility shall be the same regardless of whether those personnel are directly employed by the Professional Entity; and

(d)               to decide and direct the distribution of the professional fee income among the Owners and Dentist Employees and over other matters involving the internal agreements and finances of the Professional Entity.

ARTICLE 3
BUSINESS SUPPORT SERVICES TO BE PROVIDED BY MANAGEMENT SERVICES PROVIDER

3.1       Business Support Services Offered. Management Services Provider shall provide or arrange for the following Business Support Services as requested by the Professional Entity. The fees charged to Professional Entity by Management Services Provider for the Business Support Services shall be set forth in Article 5 of this Agreement:

(a)               Accounting and Financial. Management Services Provider shall provide Professional Entity the following accounting and financial services related to the operation of the Dental Practice:

1.                  Establish and administer accounting procedures, controls and systems for the development, preparation and safekeeping of administrative and financial records and books of account relating to the business and financial affairs of the Professional Entity.

2.                  Establish all accounting journals, including cash receipt journals, cash disbursement journals, general journals, general ledgers, account receipt ledgers, and payroll ledgers, all backup records for accounting and managerial control such as purchase records, equipment records, and personnel and employment records and all tax records, if needed, such as workers’ compensation, unemployment compensation, social security, federal income tax and withholding, state and local income tax and withholding, federal excise tax, and state and local sales tax.

3.                  Prepare and, upon approval by the Professional Entity, timely file any and all financial reports as may be required by federal, state or other statute, ordinance or regulation affecting Professional Entity’s operations.

4.                  Coordinate and arrange for: (i) the preparation of annual financial statements for the operations of the Dental Practice, and (ii) the preparation and timely filing of all necessary state and federal tax returns approved by the Professional Entity. These annual statements and tax returns shall be prepared by a Certified Public Accountant or other qualified person or entity approved by Professional Entity in advance. Management Services Provider shall ensure that copies of all these financial statements and tax returns shall be provided to Professional Entity upon completion and filing. Professional Entity shall be responsible for payment of the invoice or statement for the services provided by the Certified Public Accountant or other qualified person or entity.

5.                  Prepare monthly unaudited financial statements for the operations of the Dental Practice and provide those to Professional Entity as requested within sixty (60) days of such written request.

6.                  Prepare budgets for and advise Professional Entity with budgeting process, in each case subject to the review and approval of Professional Entity.

(b)               Inventory and Supplies. Management Services Provider shall cause to be ordered and purchased inventory and supplies and such other materials necessary in the operation of the Dental Practice, as requested or approved by Professional Entity. All inventory and supplies ordered for, and paid for by the Professional Entity shall be owned by the Professional Entity.

(c)               Collections and Payments. Management Services Provider shall, on behalf of Professional Entity, bill patients and third-party payors and seek to collect professional fees for Clinical Dental Care rendered on behalf of Professional Entity as follows:

1.                  The Management Services Provider shall deposit into one or more bank accounts chosen by Professional Entity in Professional Entity’s name, all funds, fees and revenues generated from Clinical Dental Care. All funds in the designated bank accounts shall be the property of the Professional Entity, and the Professional Entity shall have the right to access all funds in those accounts at any time. The Professional Entity shall, to allow Management Services Provider the ability to carry out its obligations under this Agreement under the direction and control of the Professional Entity, make Management Services Provider a signatory to such account.

2.                  Management Services Provider is authorized to make the following payments each month in the following order of priority (only to the extent funds in the Professional Entity’s account(s) are sufficient to make all such payments in full): (i) all sums due and payable by Professional Entity with respect to indebtedness and interest accrued thereon; (ii) Professional Entity Direct Costs; and (iii) Services Fee (as defined in Schedule 1). After payment of such amounts, Management Services Provider shall return or distribute to the Professional Entity any amount remaining thereafter at least monthly or as otherwise required by law to the account designated by Professional Entity under Section 3.1(c)(1).

3.                  All billings for Clinical Dental Care or other professional services rendered on behalf of Professional Entity shall be made by Management Services Provider in the name of the Professional Entity or in the name of the Owners or the Dentist Employees. Management Services Provider shall render or cause its designee to render such billings in a timely and accurate manner.

4.                  The Management Services Provider shall deliver or make available to Professional Entity, no later than the last business day of each month, a full accounting of all billings and collections for the prior calendar month and all funds collected by Management Services Provider for services of Professional Entity.

5.                  Professional Entity shall inform Management Services Provider of all amounts collected by Professional Entity resulting from Clinical Dental Care or other professional services performed during the term of this Agreement.

6.                  Professional Entity shall: (i) cooperate with Management Services Provider or its designee in billing and collection activities; (ii) provide all information necessary to bill and collect for all Professional Entity services; and (iii) execute all documents, instruments and agreements reasonable or necessary to bill and collect for services provided by Professional Entity through its Owners and Dentist Employees.

7.                  Management Services Provider agrees to use commercially reasonable efforts to collect payments on behalf of the Professional Entity. However, the Professional Entity acknowledges that Management Services Provider cannot guarantee creditworthiness of any patient or patient satisfaction with services provided. Therefore, the Management Services Provider shall not be liable for any failure to collect payments on behalf of Professional Entity hereunder, except for any failure directly arising out of the Management Services Provider’s gross negligence or willful misconduct.

(d)               Files and Records. Professional Entity shall supervise and maintain custody and ownership of all files and records relating to the operation of the Dental Practice including patient dental records and billing and collection records. Paper patient dental records shall at all times be located at the Facilities or other locations authorized by Professional Entity and shall be controlled by Professional Entity and readily accessible for patient care. If patient records are maintained electronically, Professional Entity shall retain control and authority over such records and shall have access to such records at all times. Notwithstanding the foregoing, Management Services Provider shall assist Professional Entity in the maintenance and management of all files and records and, in providing such assistance, shall comply with applicable state and federal statutes and regulations. Management Services Provider shall preserve the confidentiality of patient dental records and use information contained in such records only for the limited purposes of performing and providing Business Support Services hereunder.

(e)               Human Resources. Management Services Provider shall provide Professional Entity with the following human resource staffing and consulting services related to the operation of the Dental Practice:

1.                  Recruiting Licensed Providers and other personnel required by the Dental Practice. This recruiting shall include performing related administrative functions, such as advertising in the name of the Professional Entity for such personnel, identifying potential candidates, verifying credentials, conducting background checks and arranging interviews.

2.                  Providing payroll processing and related services, including coordinating and ensuring timely employment-related tax filings, withholdings and payment;

3.                  Administering employee benefit plans;

4.                  Processing and administering unemployment claims and workers compensation claims;

5.                  Providing and maintaining written employment policies and procedure manuals, approved by Professional Entity, including maintaining documentation that all personnel receive those policies and procedures;

6.                  Processing and producing annual W-2 and 1099 forms;

7.                  Investigation of workplace related complaints and allegations made by employees of the Professional Entity, including complaints and allegations regarding actions of any Owner Dentist, and recommended action steps to address each complaint at the conclusion of the investigation; and

8.                  Consulting with Professional Entity on compensation, benefits and bonus plans for employees of Professional Entity, at the direction and control of Owners.

Professional Entity and its Owners shall retain control, authority and responsibility for all personnel working in or for the Dental Practice, as set forth in Section 2.2 of this Agreement, regardless of whether those personnel are directly employed by the Professional Entity. Professional Entity shall be responsible for the payment of all amounts to or on behalf of its employees, including compensation, benefits, withholding and other employment taxes.

(f)                Fixed Assets. Management Services Provider shall assist Professional Entity with locating and procuring offices, facilities, and equipment including replacements thereof, as requested and approved by the Professional Entity.

(g)               Maintenance. Management Services Provider shall arrange for the proper cleanliness of the Facilities, including the maintenance and repair of the office, equipment, furniture, and fixtures used by the Dental Practice.

(h)               Marketing and Practice Development. Management Services Provider shall provide Professional Entity, if requested, advertising and marketing services and materials and other services related to development of the Dental Practice. Notwithstanding the foregoing, Professional Entity and its Owners and Dentist Employees shall retain sole responsibility for the content of all advertising and marketing materials and for ensuring that all such materials relating to the Professional Entity comply with all applicable Dental Board statutes, regulations and other legal requirements.

(i)                 Information Technology. Management Services Provider shall provide and administer for the Professional Entity the technology needs of the Dental Practice, including hardware, software, network support, support training and help desk support. Professional Entity must approve the use of any technology used in the Dental Practice.

(j)                 Other Clerical Services. Management Services Provider shall arrange for any necessary postage and duplication, dental transcription and any other clerical services necessary to the operation of the Dental Practice requested by the Professional Entity.

(k)               Intellectual Property. Management Services Provider may, from time to time, license or otherwise make available to Professional Entity for use in connection with the Dental Practice, certain logos, trademarks, tradenames, service marks, manuals, proprietary documentation and other intellectual property (collectively, the “Intellectual Property”). Professional Entity acknowledges and agrees that all proprietary rights, ownership and goodwill in the Intellectual Property will inure and belong to Management Services Provider, and that any such license to or use by or on behalf of Professional Entity or its agents will not create any interest or right, express or implied, in the Intellectual Property with respect to Professional Entity except for such limited license or right to use. Professional Entity covenants and agrees that it will not assert any claim to any Intellectual Property. If, by operation of law or otherwise, Professional Entity is or may be deemed to or appears to own any property rights in the Intellectual Property, Professional Entity will, at Management Services Provider’s request, execute any and all documents necessary to assign such rights to Management Services Provider and to confirm or otherwise establish Management Services Provider’s rights therein. Professional Entity acknowledges that any such license or use is non-exclusive and, as such, Management Services Provider is free to use, or license or permit others to use, the Intellectual Property in any manner whatsoever. Professional Entity will cooperate with Management Services Provider in protecting all of Management Services Provider’s rights, title and interests in and to the Intellectual Property. Professional Entity will not use any of the Intellectual Property except in connection with the Dental Practice during the term hereof, and except in a manner that complied with applicable law and does not impair or cast disfavor upon the Intellectual Property.

(l)                 Training and Development. Management Services Provider shall reasonably assist Professional Entity with the training of non-clinical personnel provided under this Agreement, and scheduling and procuring training and continuing education courses for Licensed Providers, which, for the avoidance of doubt, such training and continuing education courses for the Licensed Providers shall be approved by and shall remain under the direction, supervision and control of, the Professional Entity and/or the Owners.

(m)             Cost Savings. Professional Entity desires Management Services Provider assist Professional Entity in identifying and implementing cost-saving solutions in relation to Professional Entity’s operations, subject as required by applicable law to the control and direction of Professional Entity.

3.2              Annual Selection of Services. At least sixty (60) days prior to the renewal date of this Agreement, any party may elect by written communication to discuss any proposed modifications to the set of services provided by the Management Services Provider under this Section 3. If the parties agree to alter the services provided by Management Services Provider, Section 3 shall be amended to cover the services accepted or selected, subject to review by the Dental Board, as required.

ARTICLE 4
RESPECTIVE RESPONSIBILITIES AND OBLIGATIONS OF
PROFESSIONAL ENTITY AND MANAGEMENT SERVICES PROVIDER

4.1              Business Support Services. Management Services Provider shall be responsible for providing Professional Entity with the Business Support Services set forth in Article 3 of this Agreement in a timely and competent manner.

4.2              Payment for Services. Professional Entity shall be responsible for paying Management Services Provider in a timely manner for the Business Support Services provided consistent with Article 3 of this Agreement and pursuant to Schedule 1.

4.3              Professional Services. Professional Entity, through Owners or Dentist Employees, shall have the sole and exclusive authority over all Clinical Dental Care. Professional Entity and Owners shall have actual and effective control of the business activities of the Dental Practice. Professional Entity also shall ensure that each Licensed Provider is licensed by the State of North Carolina. Professional Entity shall comply with and enforce the terms of its governing documents, and shall not amend such governing documents, provided that Professional Entity and its partners (including an additional partner with a small voting interest) may enter into an amended and restated limited partnership agreement substantially in the form of Exhibit 4.3 to this Agreement and admit an additional partner with a small voting and/or economic interest.

4.4              Employment of Licensed Providers and Ancillary Personnel. Professional Entity shall have complete control of and responsibility for the employment, compensation, supervision, evaluation and termination of its Licensed Providers and Ancillary Personnel, as defined in N.C. Gen. Stat. 90-40.2(a)(1). Any Licensed Provider or Ancillary Personnel providing Clinical Dental Care to patients of the Dental Practice shall be employed by the Professional Entity or work as an independent contractor and not be employed by the Management Services Provider.

4.5              Patient Fees and Access. Professional Entity shall have sole and exclusive authority with regard to adoption of a fee schedule for all Clinical Dental Care and ancillary services rendered by Professional Entity. In addition, Professional Entity shall have sole and exclusive authority with regard to courtesy discounts, professional discounts, and free Clinical Dental Care or ancillary services. Professional Entity also shall have sole and exclusive authority to determine patient access to the Dental Practice and the priority for scheduling such patients. Management Services Provider, at the direction and expense of Professional Entity, may assist Professional Entity in the development and implementation of policies and procedures, with the approval of all such policies and procedures being within the exclusive control of Professional Entity.

4.6              Compliance with Applicable Laws. Each of the parties shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of their respective obligations under this Agreement, including, but not limited to HIPAA, OSHA and applicable employment-related laws. The parties agree that the standards set forth in Title VII of the Civil Rights Act and the applicable regulations of the U.S. Equal Employment Opportunity Commission shall apply to both parties hereunder irrespective of whether either party actually fits the applicable statutory or regulatory definition of “employer”. Professional Entity agrees to implement and maintain an appropriate plan, and policies and procedures to ensure that it is and remains in compliance with all applicable federal, state and local laws, regulations and restrictions (the “Compliance Plan”) at Professional Entity’s expense and requests Management Services Provider’s assistance in establishing and implementing the Compliance Plan.

4.7              Events Excusing Performance. Professional Entity shall not be liable to Management Services Provider for failure to perform its obligations and responsibilities required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Professional Entity has no control for so long as such events continue and for a reasonable period of time thereafter. Management Services Provider shall not be liable to Professional Entity for failure to perform its obligations and responsibilities required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Management Services Provider has no control for so long as such events continue and for a reasonable period of time thereafter.

ARTICLE 5
FINANCIAL ARRANGEMENTS

5.1              Services Fees. Management Services Provider shall be paid a quarterly Services Fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. Professional Entity and Management Services Provider agree that the compensation set forth in Schedule 1 to this Agreement to be paid by Professional Entity to Management Services Provider is the fair market value of the Business Support Services anticipated to be provided pursuant to Section 3.1, and the parties agree and acknowledge that, notwithstanding Professional Entity’s ability to select services as set forth in Section 3.2, the quarterly Services Fee is a fee based on the bundle of anticipated services set forth in Section 3.1 and related expenses and the expected capital investment, including onboarding of new personnel, by Management Services Provider in anticipation of the services provided during the term of this Agreement. Professional Entity shall not be responsible for paying and shall not pay Management Services Provider any sums other than as set forth and consistent with Schedule 1 to this Agreement or pursuant to a written amendment to this Agreement consistent with Section 10.1. If Management Services Provider waives or forgives any fees owed to Management Services Provider by Professional Entity under Schedule 1 of this Agreement in each of 24 consecutive months (36 consecutive months for any de novo location), Management Services Provider and Professional Entity shall provide written notice to the North Carolina State Board of Dental Examiners (the “Dental Board”) disclosing the fact of such waiver or forgiveness.

5.2              Loans and Indebtedness.

(a)       If Professional Entity has insufficient funds to pay in full its Professional Entity Direct Costs (as defined in Schedule 1) or the quarterly Services Fee then upon the request or approval of Professional Entity, Management Services Provider may in its discretion (but is not required to) finance Professional Entity’s satisfaction of such obligations as described in Schedule 1. The form of the Promissory Note and Credit and Security Agreement is attached as Schedule 2 to this Agreement.

(b)       In the event the Promissory Note from the Professional Entity in favor of the Management Services Provider evidencing ongoing indebtedness to the Management Services Provider for failure to pay in full its Services Fee with any principal amount of indebtedness remaining outstanding at twenty-four (24) months (thirty-six (36) months for any de novo location), Management Services Provider and Professional Entity shall provide written notice to the Dental Board disclosing the ongoing debt and the amount thereof.

ARTICLE 6
RECORDS

6.1              Patient Records. Upon termination of this Agreement, Professional Entity shall retain any patient dental records maintained by Management Services Provider on behalf of Professional Entity. Management Services Provider shall return to Professional Entity all copies of patient dental records that Management Services Provider has obtained or maintained on behalf of Professional Entity for purposes of carrying out Management Services Provider’s obligations under this Agreement. Management Services Provider shall not keep or retain any copies of the Professional Entity’s patient records after termination of this Agreement. Management Services Provider shall be entitled to have access to records necessary or required by an audit of it by an insurer or government agency or in the event of a legal enforcement action, but only for the limited purpose of complying with such an audit and consistent with Section 6.3.

6.2              Records Owned by Management Services Provider. Management Services Provider shall be entitled to retain all internal records relating to its provision of Business Support Services under this Agreement. Professional Entity shall be entitled to review or obtain a copy of records demonstrating or documenting Management Services Provider’s provision of Business Support Services under this Agreement.

6.3              HIPAA Compliance. The parties to this Agreement agree to comply with all applicable state and federal laws and regulations governing the privacy and security of patient records, including without limitation, the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act, and all applicable regulations promulgated thereunder (collectively, “HIPAA”) and have entered into a Business Associate Agreement for the protection of protected health information (as that term is defined in HIPAA).

ARTICLE 7
INSURANCE AND INDEMNIFICATION

7.1              Insurance to be Maintained by Professional Entity. Throughout the term of this Agreement, Professional Entity shall procure and maintain professional liability insurance (including any “tail” coverage, if necessary) for all Licensed Providers of Professional Entity with minimum coverage of amounts agreed upon by the parties. Professional Entity also shall maintain appropriate commercial general liability, workers’ compensation and employer’s liability insurance coverage in accordance with at least the minimum amounts required by any applicable federal and state laws and regulations. In the event Management Services Provider does not, as part of the Business Support Services, support Professional Entity’s procurement and maintenance of the above-referenced insurance policies, Professional Entity shall (i) provide to Management Services Provider copies of these insurance policies upon request, and (ii) shall notify Management Services Provider immediately of any change in Professional Entity’s insurance status or coverage including, but not limited to, any insurance policy required hereunder being impaired, cancelled, or reduced by the insurance carrier or Professional Entity for any reason.

7.2              Insurance to be Maintained by Management Services Provider. Throughout the term of this Agreement, Management Services Provider will maintain appropriate commercial general liability, workers’ compensation and employer’s liability insurance coverage in accordance with at least the minimum amounts required by any applicable federal and state laws and regulations. Management Services Provider shall provide to Professional Entity copies of these insurance policies upon request. Management Services Provider shall notify Professional Entity immediately of any change in Management Services Provider’s insurance status or coverage including, but not limited to, any insurance policy required hereunder being impaired, cancelled, or reduced by the insurance carrier or Management Services Provider for any reason.

7.3              Responsibility. Except as provided in Section 7.4 below, neither party hereto shall be liable for defending or for the expense of defending the other party, its agents or employees against any claim, legal action, dispute resolution or administrative or regulatory proceeding arising out of or related to such other party’s actions or omissions under this Agreement. No party hereto shall be liable for any liability of any other party, its agents or employees, whether resulting from judgment, settlement, award, fine or otherwise, which arises out of such other party’s actions or omissions under this Agreement.

7.4              Indemnification. To the fullest extent permitted by law, Professional Entity and Management Services Provider hereby agree to indemnify, hold harmless and defend the other against any and all loss, injury, liability, claim, damage, cause of action or expense suffered by the other party resulting directly or indirectly, from any of the following:

(a)               any breach or failure to perform any of its responsibilities or obligations under this Agreement; or

(b)               any liability, damages, or injuries to other persons or the other party or to the property of other persons or to the other party caused by acts, omissions, ordinary or gross negligence, or intentional acts of the indemnifying party, its employee, agent or representative; or

(c)               any inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements made by it in this Agreement.

The indemnification protection provided by this paragraph shall extend not only to the parties themselves but also to their Affiliates, officers, directors, equityholders and employees. Further, the indemnification protection provided by this paragraph shall include, without limitation, reasonable attorneys’ fees, interest, court costs and other reasonable costs and expenses incident to proceedings, investigations or the defense of settlements paid arising from any such claims.

ARTICLE 8
TERM AND TERMINATION

8.1              Term of Agreement. This Agreement shall commence as of the Effective Date (the “Commencement Date”), and expire at the end of the day that is one day prior to the fifteenth (15th) anniversary of the Commencement Date unless earlier terminated as provided in this Article 8 (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one (1)-year period (subject to Section 11.1).

8.2              Termination by Professional Entity. Professional Entity may terminate this Agreement as follows:

(a)               In the event Management Services Provider shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Management Services Provider by Professional Entity. In the event this should occur, Professional Entity may terminate this Agreement upon further written notice to Management Services Provider.

(b)               In the event that Professional Entity provides Management Services Provider at least one hundred eighty (180) days advance written notice of its intention to terminate this Agreement. In recognition of the fact that Management Services Provider has made a commitment of resources by entering this Agreement, Professional Entity agrees that if it terminates this Agreement without cause pursuant to this Section 8.2(b) during the term set forth in Section 8.1 above, then Professional Entity shall pay Management Services Provider a termination fee of [***].

8.3              Termination by Management Services Provider. Management Services Provider may terminate this Agreement as follows:

(a)               In the event Professional Entity or any Owner Dentist shall materially default in the performance of any duty or obligation imposed upon it or him by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Professional Entity by Management Services Provider, Management Services Provider may terminate this Agreement upon further notice to Professional Entity.

(b)               In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Professional Entity or any Owner Dentist, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of creditors of Professional Entity or any Owner Dentist, except for the filing of a petition in involuntary bankruptcy against Professional Entity or an Owner Dentist which is dismissed within thirty (30) days thereafter or except if any such other event has been dismissed or withdrawn, Management Services Provider may terminate this Agreement upon written notification to Professional Entity.

(c)               In the event of a change in the controlling ownership of Professional Entity, Management Services Provider may terminate this Agreement upon written notification to Professional Entity.

(d)               In the event that Management Services Provider provides Professional Entity at least one hundred eighty (180) days advance written notice of its intention to terminate this Agreement. In recognition of the fact that the Professional Entity has made a commitment of resources by entering this Agreement, Management Services Provider agrees that if it terminates this Agreement without cause pursuant to this Section 8.3(d) during the first year of the term set forth in Section 8.1 above, then the Management Services Provider shall pay the Professional Entity a termination fee of Fifty Thousand Dollars ($50,000).

(e)               With written notice of termination of this Agreement to Professional Entity, upon the occurrence of any of the following events:

(i)            The license of any Owner Dentist to practice dentistry in the State of North Carolina, or any other jurisdiction, is revoked, terminated, limited or suspended;

(ii)            Any Owner Dentist commits, is indicted or arraigned for, convicted of, pleads guilty or no contest to or commits any felony or other crime punishable by imprisonment or any crime of moral turpitude, dishonesty, theft or any other conduct that could reasonably be expected to impair the reputation of Management Services Provider or the Dental Practice;

(iii)          Professional Entity or any Owner Dentist engages in any act of embezzlement, theft, dishonesty or fraud upon Management Services Provider, the Dental Practice or any payor or patient;

(iv)          Professional Entity or any Owner Dentist is excluded, debarred or suspended from participation, or otherwise becomes ineligible to participate, in Medicaid, Medicare, TRICARE or any other governmental or non-governmental health care program or plan;

(v)           After an investigation into the relevant facts and circumstances, Management Services Provider determines in its sole discretion, that any Owner Dentist has engaged in any form of drug or alcohol abuse, has violated any applicable employment-related laws (including but not limited to those relating to discrimination or harassment), has engaged in any conduct that would qualify as a violation of Title VII of the Civil Rights Act and/or the applicable regulations of the U.S. Equal Employment Opportunity Commission (irrespective of whether Professional Entity or any Owner Dentist actually fits the applicable statutory or regulatory definition of “employer”), or otherwise engages in any conduct that is disruptive or injurious to the Professional Entity;

(vi)          Professional Entity or any Owner Dentist is unable or fails to obtain, maintain or otherwise qualify for professional liability insurance;

(vii)         Professional Entity or any Owner Dentist is unable to satisfy the professional qualification, competence and conduct standards or is notified of a termination of participation or rejection of credentials by any insurance provider or carrier, or otherwise fails to meet participation requirements with any insurance provider or carrier; or

(viii)         Termination of any of the Related Agreements.

8.4              Actions after Termination. Upon termination of this Agreement pursuant to Sections 8.2 or 8.3 above, Professional Entity shall pay to Management Services Provider any and all sums then accrued as quarterly Services Fee. Management Services Provider and Professional Entity acknowledge that the termination of this Agreement could affect the provision of adequate Clinical Dental Care by the Professional Entity. Accordingly, upon the termination of this Agreement, Professional Entity shall be permitted to continue the use of any supplies, software or any other property (hereafter, “Property”) provided by the Management Services Provider herein beyond the termination of this Agreement for up to six months or another commercially-reasonable period of transition agreed upon by the parties (“Transition Period”) provided that (i) Professional Entity determines in its sole professional judgment that continued use of said Property is necessary to maintain the standard of care to the patients of the Dental Practice; (ii) Professional Entity uses reasonable efforts to procure an alternative source of said Property during the Transition Period; and (iii) Professional Entity pays the Management Services Provider consistent with the terms of this Agreement for the use of said Property beyond the termination of this Agreement and during the Transition Period. Additionally, both parties hereto agree that they will take all reasonable steps necessary to ensure the continuity of care for all the Professional Entity’s patients, upon the termination of this agreement by either party hereto.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF PROFESSIONAL ENTITY

Professional Entity represents and warrants to Management Services Provider as follows:

9.1              Organization and Qualification. Professional Entity is and during the term of this Agreement shall be duly organized and validly existing as a limited liability partnership and in good standing under the laws of the State of North Carolina and has and will have the power and authority to own, operate and use its assets and engage in the practice of dentistry in the State of North Carolina. All of the equity and ownership interests of Professional Entity are held beneficially and of record by the Owner Dentists, who are duly licensed to practice dentistry in the State of North Carolina without restriction.

9.2              Authority and Binding Effect. Professional Entity has the power and authority to execute, deliver and perform this Agreement and each of the business associate agreement, promissory note and security agreement or other agreement(s) entered into by or among Management Services Provider and Professional Entity and/or any Owner Dentist in connection with this Agreement (collectively, the “Related Agreements”), each of which has been authorized by all necessary corporate/company action on the part of Professional Entity. This Agreement and the Related Agreements each has been executed and delivered by Professional Entity and is a valid and binding obligation of Professional Entity, enforceable against it in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and general legal principles governing the availability of equitable remedies.

9.3              No Conflicts, Defaults or Violations. Neither the execution or delivery of this Agreement or any of the Related Agreements, nor the performance by Professional Entity of its obligations hereunder or thereunder, will (a) breach, conflict with or constitute a default under Professional Entity’s governing or organizational documents, or any material contract, lease, note or other agreement to which Professional Entity is a party, (b) result in the creation or imposition of liens in favor of any third person or entity, or (c) violate any of the Dental Laws or other applicable law or order.

ARTICLE 10
REVIEW OF AGREEMENTS AND AMENDMENTS BY DENTAL BOARD

10.1          The parties acknowledge that North Carolina law, particularly the Management Arrangements Rule codified at 21 NCAC 16X.0101, requires that the Dental Board review this Agreement, any other agreements entered into by the parties or their Affiliates, and any amendment to this Agreement or any other agreement between the parties, in each case with respect to a Dental Practice or dental practices located in North Carolina. Each party agrees to cooperate with the Dental Board in its review of this Agreement and any amendments thereto.

ARTICLE 11
GENERAL PROVISIONS

11.1          Assignment. No party shall assign its/his respective rights and obligations hereunder without the written consent of the other, except, subject to review and approval by the Dental Board, to the extent required, (a) Management Services Provider may assign this Agreement without the prior approval of the Professional Entity to any Affiliate of the Management Services Provider, or to any third party that purchases all or a material portion of the assets, business or securities of the Management Services Provider or its parent companies (whether by purchase, merger, consolidation or otherwise), and (b) the Management Services Provider may assign its interest in this Agreement to any bank, lender or financial institution which is or becomes a lender to the Management Services Provider, its affiliates or any of its successors or assigns, and any such bank, lender or financial institution may assign its rights and benefits hereunder in connection with any exercise of remedies.

11.2          Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed given if sent, postage prepaid, certified mail, return receipt requested, to the address set forth below:

(i)	If to Management Services Provider: Ryan & Associates LLP 2028 Litho Place, Suite 300, Fayetteville, North Carolina 28304 Attention: Chief Executive Officer Email: [***]

with a copy to:

Taft Stettinius & Hollister LLP 80 South Eighth Street, Suite 2200 Minneapolis, Minnesota 55403 Attention: David Melloh

(ii)	If to Professional Entity or Owners: Ryan, James, Wiles, Patel & Olsen LLP 2028 Litho Place, Suite 300, Fayetteville, North Carolina 28304 Attention: President Email: [***]

11.3          Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any person or entity other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement, other than the entities specified in clause (b) of Section 11.1.

11.4          Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their successors, legal representatives and assigns.

11.5          Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

11.6          Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

11.7          Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. To the fullest extent permitted by applicable law, each party hereto agrees: (i) that any claim, action or proceeding by such party seeking any relief arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of North Carolina and not in any other state or federal court; (ii) to submit to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection that the laying of such venue has been brought in an inconvenient forum; and (iii) that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. If a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral proceedings, the more prevailing party in such proceeding will be entitled to recover such legal expenses (including reasonable attorneys’ fees, costs and disbursements at all court levels), in addition to any other relief to which such party shall be entitled. EACH OF THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.8          Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute a single agreement. The exchange of copies of this Exchange Agreement and of signature pages by facsimile transmission or Portable Document Format (PDF) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile and PDF shall be deemed to be their original signatures for any purposes whatsoever. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

11.9          Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded by this Agreement. All covenants, agreements, representations and warranties made in this Agreement by the parties will survive the execution and delivery hereof.

[Remainder of page left intentionally blank for signatures on next page]

“WARNING--YOU HAVE THE RIGHT AND ARE ENCOURAGED TO HAVE THIS CONTRACT REVIEWED BY YOUR OWN LEGAL COUNSEL PRIOR TO SIGNING.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROFESSIONAL ENTITY:

RYAN, JAMES, WILES, PATEL & OLSEN LLP

By:	/s/ Mit B. Patel, D.D.S.
Name:	Mit B. Patel, D.D.S.
Title:	Managing Partner

Signature Page to Management Services Agreement

MANAGEMENT SERVICES PROVIDER:

RYAN & ASSOCIATES LLP

By:	Ryan, James, Wiles, Patel, and Olsen, D.D.S., PLLC, its Managing Partner

	By:	/s/ Mit B. Patel, D.D.S.
	Name:	Mit B. Patel, D.D.S.
	Title:	Manager

SCHEDULE 1

MANAGEMENT FEE

1.	Management Fees. For the Business Support Services provided to Professional Entity pursuant to this Agreement, Professional Entity shall pay to Management Services Provider, an amount equal to the Quarterly Services Fee.

2.	Payment of Quarterly Services Fee. Throughout the Measurement Quarter, Professional Entity shall pay to Management Services Provider as a prepayment of the Quarterly Services Fee, an amount equal to the amount estimated in good-faith by the Management Service Provider as to be the estimated Quarterly Services Fee (the “Estimated Quarterly Services Fee”). The Professional Entity shall pay to Management Services Provider all amounts towards the Estimated Quarterly Services Fee on a daily basis until such time as the Estimated Quarterly Service Fee is fully paid. The Estimated Quarterly Services Fee may be revised in good faith by Management Services Provider during the Measurement Quarter to reduce the impact of any expected Reconciliation.

3.	Fee Reconciliation. Within forty-five (45) days following the determination of the Quarterly Services Fee for any Measurement Quarter, Management Service Provider shall deliver to Professional Entity a written statement (the “Actual Fee Statement”) containing the amount of the Quarterly Services Fee for the applicable Measurement Quarter, as well as the Quarterly Services Fee Reconciliation Amount for such Measurement Quarter. Within ten (10) days following the delivery of the Actual Fee Statement: (i) if the Quarterly Services Fee Reconciliation Amount is a positive number, Professional Entity shall pay an amount equal to the Quarterly Services Fee Reconciliation Amount to Management Services Provider by wire transfer of immediately available funds, or (ii) if the Quarterly Services Fee Reconciliation Amount is a negative number, Management Services Provider shall either (a) pay an amount equal to the Quarterly Services Fee Reconciliation Amount to Professional Entity by wire transfer of immediately available funds, or (b) provide a credit to be applied to future Quarterly Services Fees owed by Professional Entity (the “Reconciliation”). Management Services Provider may engage a third-party financial auditor or other accounting firm to calculate or review the Quarterly Services Fee as calculated by Management Services Provider.

For purposes of this Agreement:

“Ancillary Services Fee” means an amount equal to [***] of the Direct Non-Labor Costs. The Ancillary Services Fee is for the bundle of services provided and made available by Management Services Provider and as represented by Sections 3.1(a) (Accounting and Financial), 3.1(b) (Inventory and Supplies), 3.1(g) (Maintenance), 3.1(h) (Marketing and Practice Development), 3.1(i) (Information Technology), 3.1(k) (Intellectual Property) and 3.1(m) (Cost Savings) of this Agreement.

“Costs and Expenses” means all costs and expenses (i) incurred by Professional Entity (whether paid or payable by Professional Entity or by Management Services Provider on behalf of Professional Entity) or, (ii) directly incurred by Management Services Provider at the actual cost or vendor’s charge for such goods or services, in each case as accounted for in accordance with Generally Accepted Accounting Principles (GAAP).

“Direct Labor Costs” means the Costs and Expenses relating to labor required to operate the practice, including for the avoidance of doubt, all salaries, wages and cost of employee benefits and employer’s portion of any payroll or similar taxes, for (i) all employees and contract workers of Professional Entity and (ii) those employees and contract workers of Management Services Provider that are physically located in, or are employed or engaged for the direct support of Professional Entity during a substantial portion of such individual’s employment or engagement by Management Services Provider during any Measurement Quarter.

“Direct Non-Labor Costs” means all Costs and Expenses other than Direct Labor Costs.

“Equipment Use Fee” means an amount equal to [***] per operatory, per month, which amount shall increase by the Inflation Adjustment on January 1 of each calendar year during the Term. The Equipment Use Fee is for the bundle of services provided and made available by Management Services Provider and as represented by Section 3.1(f) (Fixed Assets) of this Agreement.

“Human Resources Fee” means an amount equal to [***] of the Direct Labor Costs. The Human Resources Fee is for the bundle of services provided and made available by Management Services Provider and as represented by Section 3.1(e) (Human Resources) and 3.1(l) (Training) of this Agreement.

“Inflation Adjustment” means an amount of increase or decrease tied to the US Bureau of Labor Statistics Consumer Price Index for Dental Services.

“Measurement Quarter” means each consecutive 3-month period during the Term, the first such period starting at 12:00:01 am Eastern Time on December 1, 2026.

“Patient Visit Fee” means an amount equal to [***] per patient visit, which amount shall increase by the Inflation Adjustment on January 1 of each calendar year. The Patient Visit Fee is for the bundle of services provided and made available by Management Services Provider and as represented by Sections 3.1(c) (Collections and Payments), 3.1(d) Files and Records and 3.1(j) (Other Clerical Services) of this Agreement.

“Quarterly Equipment Use Fee Amount” means an amount equal to the Equipment Use Fee during any Measurement Quarter (prorated for any partial Measurement Quarter).

“Quarterly Human Resources Fee Amount” means an amount equal to the Human Resources Fee during any Measurement Quarter (prorated for any partial Measurement Quarter).

“Quarterly Ancillary Services Fee Amount” means an amount equal to the Ancillary Services Fee during any Measurement Quarter (prorated for any partial Measurement Quarter).

“Quarterly Patient Visit Fee Amount” means an amount equal to the Patient Visit Fee during any Measurement Quarter (prorated for any partial Measurement Quarter).

“Quarterly Reimbursement Amount” means an amount equal to the Reimbursable Amount during any Measurement Quarter.

“Quarterly Services Fee” means the sum of the Quarterly Equipment Use Fee Amount plus the Quarterly Ancillary Services Fee Amount, plus the Quarterly Human Resources Fee Amount, plus the Quarterly Patient Visit Fee Amount and plus the Quarterly Reimbursement Amount.

“Quarterly Services Fee Reconciliation Amount” means an amount equal to the Quarterly Services Fee minus the amount paid under Section 2 of this Schedule 1 by Professional Entity as a Services Fee to Management Services Provider during the applicable Measurement Quarter.

“Reimbursable Amount” means an amount equal to the Costs and Expenses directly incurred by, or paid or payable by, Management Services Provider under this Agreement, which for the avoidance of doubt, include amounts paid by Management Services Provider on behalf of Professional Entity.

If the payment of the Services Fee, reimbursement of the Reimbursable Professional Entity Expenses or Service Company Costs would cause Professional Entity to operate at a loss, Management Services Provider may, at its discretion, (a) make a loan to the Professional Entity as set forth in Section 5.2 of this Agreement, or (b) waive or forgive all or any portion of the such amount otherwise payable by Professional Entity if payment of the full amount would cause Professional Entity to operate at a loss. In the event Management Services Provider makes a loan to the Professional Entity, and such loan remains unpaid (in part or in full) on the twenty-four (24)-month anniversary of the date such loan was made, then the parties will submit to the Dental Board a summary of the business purpose and the amount owed under such loan. In the event the Management Services Provider waives or forgives all or any portion of an amount owed by Professional Entity to Management Services Provider under this Agreement for more than twenty- four (24) months, then the parties will submit to the Dental Board a summary of the amounts waived. Unless otherwise stated, the calculation of amounts used or relied upon in this Agreement, including for purposes of calculating amounts due under this Agreement, shall be performed in good faith by the Management Services Provider.

SCHEDULE 2

Promissory Note and Credit and Security Agreement

See attached.

EXHIBIT 4.3

Amended and Restated Limited Partnership Agreement

See attached.

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (“Agreement”) is made and entered into as of November 5, 2026, by and between Ryan, James, Wiles, Patel & Olsen LLP, a North Carolina limited liability partnership (“Dental Group”), and Ryan & Associates LLP, a North Carolina limited liability partnership (“Service Company”).

RECITALS:

A.       The parties hereto are parties to that certain Management Services Agreement, of even date herewith (as amended or supplemented from time to time, the “Services Agreement”), under which Service Company is to provide certain administrative and business support services with respect to Dental Group’s dental practice in exchange for payment by Dental Group of certain Service Fees.

B.       Service Company may lend or advance funds to Dental Group from time to time, on a secured basis, to provide funding for certain costs and expenses of Dental Group related to the Practice, on the terms and conditions set forth in this Agreement.

C.       The parties desire to set out in this Agreement the terms and conditions governing the grant of a security interest in certain collateral by Dental Group to Service Company to secure the payment and performance of the Obligations (as defined below).

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Defined Terms. Certain terms used in this Agreement have the respective meanings therefor set forth in Exhibit A. Unless otherwise defined herein or in Exhibit A, or the context hereof otherwise requires, capitalized terms used in this Agreement have the same meaning as ascribed to such terms in the Services Agreement or in the UCC (as applicable); provided that, if the definition given to such term in the Services Agreement conflicts with the definition given to such term in the UCC, the UCC definition shall control to the extent legally allowable; and if any definition given to such term in Chapter 9 of the UCC conflicts with the definition given to such term in any other chapter of the UCC, the Chapter 9 definition shall prevail. The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

2.       Advances.

(a)       If, from time to time during the term of the Services Agreement, Dental Group has insufficient funds to pay in full its operating costs and expenses, or has other working capital or financing needs, with respect to the Practice, then Service Company may, in its discretion, but is not required to, provide financing to Dental Group for such purposes by advancing funds to or on behalf of Dental Group (collectively, “Advances”). Service Company’s determination to provide such financing will be based upon such factors as Service Company determines in its sole discretion, including (i) the purpose of the proposed Advance, (ii) the Dental Group’s financial condition, (iii) prevailing economic conditions, (iv) availability of capital to Service Company on reasonable terms and (v) Dental Group’s business plan and budget. Dental Group will use any such Advances solely for such purpose.

(b)       To evidence any such Advances, concurrently herewith, Dental Group shall sign and deliver to Service Company a promissory note in favor of Service Company and in the form and substance attached hereto as Exhibit B (as amended, restated, supplemented or otherwise modified from time to time, the “Note”).

(c)       Interest shall accrue on the unpaid principal balance of each Advance at the prime interest rate as stated in the Wall Street Journal, Eastern Edition, or comparable publication if the Wall Street Journal or such edition is not then published, plus four percent (4.0%) per annum. Such interest shall be calculated on the basis of a 365/366 day year, as applicable, and shall accrue from the date of each Advance and shall continue accruing until the Advance is paid in full.

(d)       All Advances, and interest accrued thereon, shall be due and payable in full by Dental Group to Service Company upon demand. Notwithstanding the foregoing, (i) all of the outstanding principal amount of all Advances, and interest accrued but unpaid thereon, shall be immediately due and payable by Dental Group to Service Company upon termination or expiration of this Agreement, or as provided in Section 6 hereof, and (ii) upon termination or expiration of this Agreement or other acceleration of any Advances hereunder, such interest rate shall automatically increase, at the election of the Service Company to a default rate of eight percent (8%) above such prime interest rate, computed from the date of termination, expiration or acceleration, as the case may be.

(e)       Regardless of any provision contained in this Agreement or the Note, Service Company shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on any Advances (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum lawful non-usurious rate of interest allowed under the laws of the State of North Carolina (the “Maximum Rate”), and, in the event that Service Company ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Advances, and, if the principal balance of the Advances have been paid in full, any remaining excess shall be paid to Dental Group. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate, the parties hereto shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the Advances so that the interest rate is uniform throughout such term. This Section 2 shall survive any expiration or termination of this Agreement until all Obligations shall have been indefeasibly satisfied in full.

3.       Security Interest.

(a)       In order to secure the full and complete payment and performance when due of the Obligations, Dental Group hereby grants to Service Company a first-priority Security Interest in the Collateral and all of Dental Group’s rights, titles and interests in and to the Collateral and Dental Group hereby pledges and collaterally transfers and assigns the Collateral to Service Company, all upon and subject to the terms and conditions of this Agreement. Such Security Interest is granted and pledge and assignment are made as security only and shall not subject Service Company to, or transfer or in any way affect or modify, any obligation of Dental Group with respect to any of the Collateral or any transaction involving or giving rise thereto. If the grant, pledge or collateral transfer or assignment of any specific item of the Collateral is expressly prohibited by any contract, then the Security Interest created hereby nonetheless remains effective to the extent allowed by the UCC or other applicable law, but is otherwise limited by that prohibition.

(b)       Dental Group authorizes Service Company to prepare and file any and all documents that Service Company deems appropriate to perfect its Security Interest hereunder, including one or more financing statements naming Dental Group as “debtor” and Service Company as “secured party” and describing the Collateral in the filing office of any jurisdiction, which financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Service Company may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted Service Company herein, including describing such property as “all assets” of Dental Group or “all personal property, whether now owned or hereafter acquired” or using words of similar effect. Dental Group agrees that a carbon, photographic or other reproduction of any such financing statement is sufficient for filing as a financing statement by Service Company without notice thereof to Dental Group wherever Service Company in its sole discretion desires to file the same. Dental Group further agrees to cooperate with Service Company and execute all documents requested by Service Company to enable Service Company to perfect its Security Interest hereunder. Dental Group appoints Service Company as Dental Group’s true and lawful agent and attorney-in-fact and authorizes Service Company, from time to time, without Dental Group's further signature or authorization, to execute, deliver and record in the name of Dental Group all financing statements, continuation statements and other documents deemed by Service Company to be necessary or advisable to perfect, better perfect or continue and the perfection of such security interest. Service Company may exercise and shall have any and all rights and remedies accorded to it by the UCC and other applicable law or in equity. This Section 3 shall survive any expiration or termination of this Agreement until all Obligations shall have been indefeasibly satisfied in full.

(c)       This Agreement creates a continuing security interest in the Collateral and shall (i) remain in full force and effect until the indefeasible payment in full of the Obligations; (ii) be binding upon Dental Group, its successors and assigns; and (iii) inure to the benefit of and be enforceable by Service Company, and its successors, transferees and assigns. Upon full and final indefeasible payment and performance of the Obligations, this Agreement shall thereafter terminate upon receipt by Service Company of Dental Group’s written notice of such termination; provided that no Obligor, if any, on any of the Collateral shall ever be obligated to make inquiry as to the termination of this Agreement, but shall be fully protected in making payment directly to Service Company until actual notice of such total payment of the Obligations is received by such Obligor.

4.       Accounts. In furtherance of the Security Interest and to facilitate the disbursements of payments and other Business Support Services provided by Service Company under the Services Agreement, Dental Group agrees to maintain those bank accounts set forth in Section 3.1(c) of the Services Agreement.

5.       Covenants. In furtherance of the Security Interest, so long as Service Company is party to the Services Agreement and until the Obligations are indefeasibly paid and performed in full, Dental Group covenants and agrees with Service Company that Dental Group will:

(a)       promptly notify Service Company in writing of (i) any material adverse change in its financial condition or business, (ii) any default under any material agreement, contract or other instrument to which Dental Group is a party or by which any of its properties are bound, (iii) any material adverse claim against or affecting Dental Group or any of its properties or assets, or any claim, action, or proceeding affecting title to all or any of the Collateral or the Security Interest and, at the request of Service Company, appear in and defend, at Dental Group’s expense, any such action or proceeding, and (iv) any litigation, or any claim or controversy which might become the subject of litigation, against Dental Group or affecting any of Dental Group’s property or assets, if such litigation or potential litigation might, in the event of an unfavorable outcome, have an adverse effect on Dental Group’s financial condition or business or might cause an Event of Default;

(b)       (i) preserve, renew and keep in full force and effect, its existence and its rights, privileges, permits and licenses necessary or desirable in the normal conduct of business, (ii) be maintained in existence and in good standing as a limited liability partnership under the laws of the State of North Carolina, (iii) comply with its organizational documents, and (iv) comply in all material respects with all other applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits; and

(c)       not, either in a single or series of related transactions, without the prior written consent of the Service Company:

(i)       liquidate, dissolve or reorganize;

(ii)       mortgage, pledge or otherwise encumber or grant a security interest in any of Dental Group’s property or assets (other the security interest granted under this Agreement or the Services Agreement), or incur any debts (other than Advances);

(iii)       assume as a primary or concurrent obligor, guaranty or surety of any indebtedness of any other Person, otherwise purchase any indebtedness of any other Person or become obligated with respect to a contingent obligation in respect of obligations of any other Person (other than Advances);

(iv)       amend, restate or otherwise modify or repeal its articles of incorporation, bylaws or other equivalent governing documents, except for such amendments or other modifications required by applicable law, provided that Dental Group and its partners (including an additional partner with a small voting interest) may enter into an amended and restated limited partnership agreement substantially in the form of Exhibit C to this Agreement and admit an additional partner with a small voting and/or economic interest;

(v)       create or acquire any subsidiary, acquire or own any investment in any other Person, make any loan or advance to any other Person or engage in any joint venture, affiliation or partnership with any other Person;

(vi)       enter into or assume any agreement prohibiting the creation or assumption of any lien upon its properties or assets, whether now owned or hereafter acquired;

(vii)       issue or declare dividends and/or profits distributions;

(viii)       without first giving Service Company advance written notice of not less than ninety (90) days, merge or consolidate with any other Person or undergo any change in control, nor sell, assign, convey, redeem, issue, repurchase, pledge or otherwise transfer any shares or other equity or ownership interests in Dental Group or issue any security convertible into or exercisable for any shares or other equity or ownership interests in Dental Group, or allow the pledge, issuance, redemption or other transfer of any of its shares or other equity or ownership interests nor any security convertible into or exercisable for such any membership interests or other equity or ownership interests, nor agree to do any of the foregoing, except as otherwise agreed upon in writing by the parties or expressly contemplated by any Document, and the Dental Group will not transfer or recognize on its books or records any transfer that violates any provision of this Agreement; nor

(ix)       agree to do any of the foregoing.

6.       Default; Remedies.

(a)       Event of Default. For purposes of this Agreement, an “Event of Default” shall exist if any one or more of the following events shall occur:

(i)       Dental Group breaches or defaults in the performance of any of its Obligations or covenants or agreements contained in this Agreement or the Services Agreement and such breach or default continues without cure by Dental Group for a period of thirty (30) days (ten (10) days with respect to the payment of money);

(ii)       Dental Group applies for or consents to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, files a voluntary petition in bankruptcy or makes a general assignment for the benefit of its creditors, or an involuntary petition in bankruptcy is filed with respect to Dental Group and is not dismissed within sixty (60) days thereafter, or any order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor or otherwise adjudicating Dental Group bankrupt or approving appointment of a receiver, trustee or liquidator of Dental Group of all or substantially all of its assets and such order, judgment or decree continues unstayed and in effect for sixty (60) calendar days after its entry; or

(iii)       Dental Group or any of its shareholders, directors or officers is excluded, debarred, terminated or suspended from participating in any Government Program.

(b)       Rights and Remedies. If an Event of Default exists, Service Company may, at its election, exercise any and all rights available to a secured party under the UCC, in addition to any and all other rights afforded by the Services Agreement or this Agreement, at law, in equity or otherwise, including, without limitation, (i) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral (and Dental Group hereby expressly and unconditionally consents to any such appointment), (ii) applying to the Obligations any cash held by Service Company under this Agreement, and/or (iii) subject to Section 8.4 of the Services Agreement, selling the Collateral in any manner permitted by the UCC, including a private sale, and upon any such sale of the Collateral, Service Company may bid for and purchase the Collateral and apply the expenses of such sale (including, without limitation, attorneys’ fees) as a credit against the Obligations.

(c)       Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Dental Group and to any other Person entitled to notice under the UCC; provided that, if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Service Company may sell or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind. It is agreed that notice sent or given not less than five business days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this Section 6(c).

(d)       Condition of Collateral; Warranties; Compliance. Service Company has no obligation to clean-up or otherwise prepare the Collateral for sale. Service Company may sell the Collateral without giving any warranties as to the Collateral, specifically disclaim any warranties of title or the like and may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral. None of the foregoing will be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e)       Application of Proceeds. Service Company shall apply the proceeds of any sale or other disposition of the Collateral under this Section 6 in the following order: first, to the payment of all expenses incurred by Service Company in retaking, holding and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligations); second, toward repayment of amounts expended by Service Company under Section 6(b); and third, toward payment of the balance of the Obligations in the order and manner determined in Service Company’s sole discretion. Any surplus remaining shall be delivered to Dental Group or as a court of competent jurisdiction may direct. If the proceeds are insufficient to pay the Obligations in full, Dental Group shall remain liable for any deficiency.

(f)       Waivers. Except to the extent expressly otherwise provided herein or in the Services Agreement or this Agreement and to the fullest extent permitted by applicable law, Dental Group waives (i) any right to require Service Company to proceed against any other Person, to exhaust its rights in Collateral, or to pursue any other right which Service Company may have; (ii) with respect to the Obligations, presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate; and (iii) all rights of marshaling in respect of any and all of the Collateral.

(g)       Set-Off. The Obligations shall be paid by Dental Group without regard to any equities between Dental Group and Service Company or any right of set-off or cross-claim. Service Company may set-off and apply any indebtedness owing by it to Dental Group against any Obligations before or after maturity, and without any demand upon or notice to Dental Group or any other Person.

7.       Miscellaneous.

(a)       Enforceability. The parties have carefully structured this Agreement and the arrangements hereunder to comply with applicable laws and regulations, and have consulted to their satisfaction with their respective legal counsel in connection herewith. Each party acknowledges and agrees that this Agreement and such arrangements are valid, legal and enforceable obligations of such party, and agrees that it shall not make, assert, maintain or initiate, nor cause to be made, asserted, maintained or initiated, any claim, charge, demand, action, arbitration or proceeding of any type, the basis of which is, in whole or in part, that this Agreement or any portion hereof, or the relationships created hereby, is illegal. If any party takes any action which is inconsistent with the preceding sentence, then such party will indemnify, reimburse and pay all losses, damages, costs and expenses (including attorneys’ fees) incurred by the other party as a result thereof, including in defending or responding to such claim, charge, demand, action, arbitration or proceeding.

(b)       Changes In Applicable Laws. If there is a change in any applicable law or the interpretation or application thereof, or the adoption, enactment, promulgation, issuance, rendering or interpretation or application of any new applicable law, any of which are reasonably likely to adversely affect the manner in which any party hereto may perform under this Agreement or which will make this Agreement or the arrangements hereunder unlawful or illegal, or if any party provides in good faith to the other a written opinion from counsel experienced in construing the applicable laws that any provision of this Agreement may be construed to violate such laws, then the parties will immediately negotiate in good faith an amendment to this Agreement or a new arrangement, the purpose and substance of which will be modification of only such provision or provisions so that the Agreement, as modified, complies with the applicable law, interpretation or application and continues to reflect, as nearly as possible, the intent of the parties as expressed herein and the economic arrangements and position of the parties hereunder. If the parties are unable to resolve the matter through good faith negotiations within sixty (60) days thereafter, then either party may initiate the dispute resolution procedures set forth in Section 7(l).

(c)       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Agreement, the legality, validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

(d)       Entire Agreement; Amendments. This Agreement (together with the Services Agreement) supersedes all prior agreements and understandings between or among the parties with respect to the subject matter hereof and contains the entire agreement between or among the parties hereto with respect of the subject matter hereof. This Agreement may not be amended, altered or changed, and no amendment, alteration or change of any of the provisions hereof will be binding, without the written consent or agreement of both parties hereto. Such amendment, alteration or change will in no way affect the other terms and conditions of this Agreement, which in all other respects will remain in full force and effect in accordance with its terms.

(e)       Waiver; Consents. No consent or waiver, express or implied, by any party hereto of any breach or default by any other party hereto in the performance by such other party of his, her or its obligations hereunder shall be valid unless in a writing signed by the party to be charged thereby, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of a party to complain of any act or failure to act of any other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of his, her or its rights hereunder. The granting of any consent or approval in any instance by or on behalf of any party hereto shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

(f)       Governing Law; Venue; Legal Expenses. This Agreement will be governed and construed in accordance with the laws of the State of Delaware to the fullest extent permitted by law without regard to the application of conflict of laws rules. This Agreement and its subject matter have substantial contacts with the State of Delaware, and, subject to the provisions of Section 7(l) hereof, all actions, suits or other proceedings with respect to this Agreement will be brought only in a court of competent jurisdiction sitting in the State of Delaware. In any such action, suit or proceeding, such court will have personal jurisdiction of all of the parties hereto, and service of process upon them under any applicable statutes, laws and rules will be deemed valid and good. In any civil action, arbitration or other proceeding brought to enforce the terms hereof, or to redress a breach of a term hereof, the prevailing party will be entitled to payment from the non-prevailing party of its reasonable attorneys’ fees and expenses in addition to any damages or other relief to which it may become entitled.

(g)       Remedies. All rights, powers and remedies granted to any party by any particular term of this Agreement are in addition to, and not in limitation of, any rights, powers or remedies which such party has under any other term of this Agreement, at common law, in equity, by statute or otherwise. All such rights powers and remedies may be exercised separately or concurrently, in such order and as often as may be deemed expedient by such party.

(h)       Assignability; Binding Effect. Neither this Agreement nor any interest herein may be assigned in whole or in part by either party hereto without obtaining the prior written consent of the other party; provided, however, that Service Company may assign, delegate, transfer or convey its rights, benefits and/or obligations hereunder, including to a parent, subsidiary or affiliate thereof or to an entity into which Service Company is merged or with which Service Company is consolidated or to a purchaser of all or substantially all of its assets or equity or ownership interests or as part of a corporate reorganization, and Service Company may collaterally assign its rights and benefits hereunder to any lender for security purposes or as collateral, and such lender may assign its rights and benefits hereunder in connection with any exercise of remedies by such lender. The provisions of this Agreement will be binding upon and will inure to the benefit of the parties’ successors and permitted assigns, respectively, but this provision will not constitute a consent by either party to assignment by the other party otherwise prohibited by the preceding sentence.

(i)       Construction of Agreement; Headings. The terms “include” and “including” will be deemed to be followed by the words “without limitation.” Whenever the context of this Agreement requires, the gender of all words herein will include the masculine, feminine and neuter, and the number of all words herein will include the singular and plural. Each party hereto has read this Agreement in full, has had the opportunity for independent review by its legal and other counsel, and has consulted with and been advised by such counsel, and the terms and conditions contained herein have been arrived at by arm’s length negotiations between the parties. The parties hereto intend that rules of interpretation or construction of contracts that would construe any ambiguity herein against the draftsman, by virtue of being the draftsman, will not apply. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

(j)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof with respect to this Agreement, it will be necessary to produce only one copy hereof signed by the party to be charged. The parties hereto may deliver executed counterpart signature pages to this Agreement by facsimile transmission, by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, and such delivery shall have the same effect as physical delivery of the paper document bearing an original signature.

(k)       Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered in person, by nationally recognized overnight delivery service (charges prepaid), or by registered or certified U.S. mail (return receipt requested, postage prepaid), in each case addressed as follows, and shall be deemed given when (i) delivered in person, (ii) on the earlier of receipt or one business day after dispatch by FedEx, UPS or other nationally recognized overnight delivery service, or (iii) on the earlier of receipt or three business days after dispatch by U.S. registered or certified mail: (x) if to Dental Group: to the address on file with Service Company, and (y) if to Service Company: c/o Ryan & Associates LLP, 2028 Litho Place, Suite 300, Fayetteville, North Carolina 28304, Email: [***], Attention: Chief Executive Officer, with a mandatory concurrent copy to: Taft Stettinius & Hollister LLP, 80 South Eighth Street, Suite 2200, Minneapolis, Minnesota 55403, Email:[***], Attention: David Melloh. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 7(k).

(l)       Dispute Resolution. Any controversy, dispute or claim arising out of or relating to this Agreement or the transactions contemplated hereunder or the breach hereof, including whether the controversy, dispute or claim is arbitrable (each, a “Dispute”), will be resolved in accordance with the following.

(i)       Upon the written demand of either party hereto, the Dispute will be submitted to mediation administered by the American Health Lawyers Association or its successor (“AHLA”) in accordance with its rules for mediation. Representatives of Service Company and Dental Group with authority to settle the Dispute will participate in the mediation. The mediator will be selected and appointed in accordance with such AHLA rules, and the mediation will be conducted in Minneapolis, Minnesota. Each party hereto may be represented by one or more attorneys or other selected representative(s) of its choice. Each party hereto will bear and pay equally the fees and expenses of AHLA and the mediator associated with the mediation, and each such party will bear its own attorneys’ fees, costs and other expenses in connection with the mediation (except as may be otherwise mutually agreed upon in writing).

(ii)       If no amicable resolution or settlement of the Dispute is reached during the mediation process within sixty (60) days after it commences, then upon the written demand of Service Company or Dental Group, the Dispute will be submitted to final and binding arbitration, which will be conducted expeditiously and completed within one hundred twenty (120) days after being submitted for arbitration. The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ et seq.). Unless otherwise agreed in writing by the parties hereto, the arbitration will be administered by the AHLA and conducted by a single arbitrator in accordance with the AHLA Rules of Procedure for Commercial Arbitration then in effect. The arbitrator will be selected and appointed in accordance with such AHLA rules, and the arbitration will be conducted in Minneapolis, Minnesota. Each party hereto may be represented by one or more attorneys or other selected representative(s) of its choice. Each party hereto will bear and pay equally the fees and expenses of AHLA and the arbitrator associated with the arbitration, and each such party will bear its own attorneys’ fees, costs and other expenses in connection with the arbitration, except as may be otherwise awarded by the arbitrator as contemplated in Section 7(f). The arbitration award will be final and binding, and judgment on it may be entered by any court of competent jurisdiction. If the arbitrator determines that this Agreement or any part thereof (whether this Agreement itself or together with the other relationships between or involving the parties to this Agreement) is illegal, invalid, unenforceable, void or voidable, then the arbitrator will determine and effectuate an equitable modification of this Agreement that complies with applicable law and that approximates as closely as possible the economic arrangements and position of the parties hereunder.

(iii)       During the pendency of any such mediation or arbitration and until final judgment thereon has been entered, this Agreement will remain in full force and effect unless otherwise terminated as provided hereunder, and each party hereto is required to continue to perform its obligations under this Agreement pending final resolution of a Dispute arising out of or relating to this Agreement. All privileges under applicable state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the maximum extent that such privileges would be protected in a federal or state court proceeding applying Delaware law. The arbitration proceedings and arbitration award will be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award and for disclosure to the respective officers, directors, managers, employees, equityholders, attorneys, accountants, lenders, acquirers and prospective lenders and acquirers (and advisors of the foregoing) of the parties hereto. The provisions of this Section 7(l) will survive expiration or other termination of this Agreement regardless of the cause of such expiration or termination. This Section 7(l) will not preclude Service Company or Dental Group from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief to remedy any breach or to enforce applicable terms of this Agreement, to compel mediation or arbitration or upon the occurrence of a breach or threatened breach of this Section 7(l), or upon any attempted assignment of Dental Group’s interests in this Agreement, or to seek judicial or non-judicial foreclosure against any Collateral or exercise any judicial or power of sale rights, or specific performance, writ of possession or appointment of a receiver or additional or supplementary remedies.

(iv)       By agreeing to binding arbitration pursuant to this section 7(l), the parties HERETO irrevocably and voluntarily waive any right they may have to a trial by jury in respect OFF any Dispute.

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

DENTAL GROUP:

RYAN, JAMES, WILES, PATEL & OLSEN LLP

By:
Name:
Title:

SERVICE COMPANY:

RYAN & ASSOCIATES LLP

By:
Name:
Title:

Signature Page to Security Agreement ([●])

EXHIBIT A

CERTAIN DEFINITIONS

“Collateral” means the following items and types of property, wherever located, now owned or in the future existing or acquired by Dental Group, and all proceeds and products thereof, and any substitutes or replacements therefor: all accounts, accounts receivable, health care insurance receivables, contract rights, deposits, deposit accounts, inventory, equipment and general intangibles relating to the Practice, and all instruments, documents, investment property, chattel paper, money, letter-of-credit rights and commercial tort claims, and all of Dental Group’s right, title and interest therein and thereto; provided, however, that the Collateral shall not include any patient records, dental records or other property of Dental Group the disclosure, transfer, assignment, pledge or encumbrance of which is prohibited by applicable law.

“Documents” means this Agreement, the Services Agreement and all other documents, agreements and instruments delivered to Service Company under the Services Agreement or in connection therewith.

“Obligations” means the liabilities and other obligations of Dental Group to Service Company at any time under or in connection with this Agreement, the Services Agreement and the other Documents, including, without limitation, all unpaid Service Fees and all other fees, expenses, indemnities and all other amounts payable by Dental Group to Service Company thereunder or in connection therewith and all Advances, loans and extensions of credit made by Service Company to Dental Group under this Agreement or otherwise, whether now existing or hereafter arising, whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether arising or liquidated before or after a termination of this Agreement or the Services Agreement pursuant to its terms.

“Obligor” means any Person obligated with respect to any of the Collateral, whether as an account debtor, obligor on an instrument, issuer of securities, or otherwise.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity or governmental authority.

“Security Interest” means the security interest granted and the pledge and assignment made under Section 3 of this Agreement.

“Service Company” means on any date of determination, Service Company and its successors and assigns.

“UCC” means the Uniform Commercial Code, including each such provision as it may subsequently be renumbered, as enacted in the State of North Carolina, as amended at the time in question.

EXHIBIT B

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

FOR VALUE RECEIVED, Ryan, James, Wiles, Patel & Olsen LLP, a North Carolina limited liability partnership (“Dental Group”), hereby unconditionally promises to pay to Ryan & Associates LLP, a North Carolina limited liability partnership (“Service Company”), the aggregate unpaid principal amount of all Advances made by Service Company to or on behalf of Dental Group from time to time pursuant to that certain Credit and Security Agreement, dated as of [●], 2026 (as may be amended from time to time, the “Agreement”), in lawful money of the United States of America, together with interest (calculated on the basis of a 365/366-day year, as applicable) on the unpaid principal balance from day-to-day outstanding, computed and accruing from the date of the applicable Advance until paid in full, at a rate per annum equal to the lesser of (a) the Maximum Rate and (b) the U.S. prime rate (as stated in The Wall Street Journal, Eastern Edition, or comparable publication if The Wall Street Journal or such edition is not then published) plus Four Percent (4%) per annum.

1.       Definitions. Capitalized terms used in this Note without definition shall have the meaning ascribed thereto in the Agreement.

2.       Payment Terms. The principal of and interest upon this Note shall be due and payable upon written demand by Service Company given to Dental Group but if no demand is made then all remaining principal and interest hereunder shall be due and payable immediately and automatically upon the expiration or termination for any reason of the Agreement.

3.       Voluntary Prepayment. Dental Group may prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment.

4.       Advances and Prepayment. If, by reason of payments or prepayments hereon, there are times when no indebtedness is owed hereunder, this Note shall nonetheless remain valid and shall be in full force and effect as to advances made pursuant to the Agreement subsequent to each such occurrence.

5.       Security. This Note is secured by a first priority senior security interest granted by the Dental Group to Service Company in the Collateral pursuant to the Agreement.

6.       Events of Default. The occurrence of any Event of Default under the Agreement shall constitute an event of default (each, an “Event of Default”) under this Note.

7.       Acceleration. If an Event of Default occurs, then, at the option of Service Company, the entire then outstanding balance of principal hereunder and all accrued but unpaid interest or costs owing on this Note shall immediately become due and payable by the Dental Group to Service Company, without notice of default, demand for payment or presentment, protest or notice of nonpayment or dishonor, or any other notices or demands of any kind or nature. If accelerated, Dental Group may discharge its obligations under this Note by immediately paying to Service Company the entire then outstanding balance of principal hereunder plus all accrued but unpaid interest and costs in a single lump sum.

8.       Costs of Collection. If Service Company exercises its acceleration rights pursuant to this Note, in addition to the payment of principal and accrued interest thereon, Dental Group shall pay all costs of collection incurred by Service Company, including reasonable attorneys’ fees incurred in connection with the protection or realization of collateral and Service Company’s reasonable collection efforts, whether or not suit on this Note or any foreclosure or other proceeding is filed or initiated. Any and all of such costs shall be payable on demand and are an Obligation secured under the Agreement.

9.       Continuing Liability. Following the occurrence of an Event of Default, Dental Group’s liability under this Note shall not be affected by Service Company’s pursuit or non-pursuit of any one or more its rights, powers or remedies (including, without limitation, its option to accelerate the payment of this Note), regardless of the order in which or the extent to which Service Company may pursue any of such rights, powers or remedies, it being understood that the liability of the Dental Group shall cease only upon satisfaction in full of all of the Dental Group’s obligations arising under this Note and the Agreement.

10.       No Waiver. Service Company’s forbearance, failure or delay to exercise any right, power or remedy under this Note, whether before or after an Event of Default, shall not constitute a waiver of such right, power or remedy, and any waiver of any past Event of Default shall not constitute a waiver of any future Event of Default. Any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of Service Company shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Service Company or by operation of law, and the exercise of any right, power or remedy shall not be deemed an election preventing the concurrent or subsequent exercise of any other right, power or remedy. No acceptance of a past due installment or other indulgence granted from time to time shall constitute a waiver of the right to insist upon prompt payment, be deemed a novation of this Note or a reinstatement of the debt evidenced by this Note, or preclude the exercise of any right, power or remedy which the Service Company may have under law, by agreement or otherwise. Dental Group and each endorser or guarantor of this Note, if any, expressly waives the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

11.       Assignment. Except as provided herein, this Note shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Notwithstanding the foregoing, Dental Group may not assign this Note without the prior written consent of Service Company, which consent may be withheld in Service Company’s sole discretion. This Note is assignable by Service Company without limitation. For the avoidance of doubt, Service Company may collaterally assign its rights and benefits hereunder to an lender for security purposes or as collateral, and such lender may assigns its rights and benefits hereunder in connection with any exercise of remedies by such lender.

12.       Time of the Essence. Time is of the essence in the performance of each of Dental Group’s obligations arising under this Note.

13.       Miscellaneous. Section 7 of the Agreement shall apply to this Note as if set forth in full herein and is incorporated herein by reference, mutatis mutandis.

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Note as of the day and year first above written.

DENTAL GROUP:

RYAN, JAMES, WILES, PATEL & OLSEN LLP

By:
Name:
Title:

STATE OF

COUNTY OF

Before me, the undersigned, on this day of 2026, personally appeared known to me, to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of the said company, and that he/she executed the said instrument as an act of such company for the purpose and consideration therein expressed, and in the capacity therein stated.

______________________________

Notary Public

My commission expires: ___________

SERVICE COMPANY:

RYAN & ASSOCIATES LLP

By:
Name:
Title:

EXHIBIT C

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT